EXHIBIT 99.1

STRIKER OIL & GAS (FORMERLY UNICORP) ANNOUNCES A 233% INCREASE IN REVENUE FOR ITS YEAR ENDED DECEMBER 31, 2007 COMPARED TO THE SAME PERIOD IN 2006

HOUSTON, TEXAS – April 17, 2008 – Striker Oil & Gas, Inc. (formerly Unicorp, Inc.) (OTCBB: UCPI) announced today its fiscal year end results for 2007 including revenue up over 233% compared to the previous year.  The company also increased its gross profit from oil and gas operations in excess of 217% for the same period to $2,182,710.

The following table represents the company’s results from operations for the years ended December 31, 2007 and 2006, excluding non-cash charges.  This presentation is not in accordance with GAAP, however, it reflects the operating results had the non-cash charges to expense been excluded.

	Years Ended December 31,
	2007	2006

Oil and gas revenue	$3,075,924	$924,498
Oil and gas production costs	893,214	236,359
Gross profit	2,182,710	688,139
Operating expenses	3,150,235	2,463,312
Loss from operations before non-cash charges	(967,525)	(1,775,173)

Reconciliation to GAAP financials:

Add back:
Depletion expense	(1,005,101)	(335,222)
Stock option expense	(916,855)	(546,342)
Impairment of oil and gas properties	(372,668)	(612,486)
Depreciation	(45,753)	(32,006)
Total non-cash charges	(2,339,837)	(1,526,056)
Loss from operations	$(3,307,902)	$(3,301,229)

During the year ended December 31, 2007, Striker Oil & Gas realized an increase in revenue of $2,151,426, or 233%, over the 2006 period.  The company experienced an increase in crude oil and condensate sales to a total of 32,160 barrels in 2007, or a 112% increase over 2006 levels, and an increase in the price it received for its production from $60.95 per barrel to $71.01 per barrel, or 17%.  The increased crude oil sales were attributable to increased production at North Edna Field, North Sand Hill Field, its discoveries at South Creole Field and Catfish Creek Field and its acquisition of Welsh Field.  Revenue the company received from natural gas sales at its South Creole Field increased to $792,126 which represented sales of 110,456 Mcf’s at an average price of $7.17 per Mcf.  The company reported no gas sales in the 2006 period.

Gross profit before depletion expense increased from $688,139 for the 2006 period to $2,182,710, an increase of 217%, for the 2007 period.  As previously discussed, the company experienced a significant increase in revenue from its recent discoveries and acquisition which contributed to the increase in gross profit.  The company experienced a 278% increase in its oil and gas production costs directly attributable to the addition of new producing properties during the 2007 period.

Striker Oil & Gasannounced today that the company reported a net loss applicable to common shares of $1,423.363, or $.01 per share (basic and diluted) for the year ended December 31, 2007, compared to a net loss of $3,310,279,or $0.04per share (basic and diluted) for the yearended December 31, 2006.

“We are pleased that we had tremendous revenue growth for the year ended December 31, 2007, generated by internal growth as well as an acquisition.  We are confident that our existing projects, primarily our Catfish Creek prospect, will continue to add to our revenue growth during fiscal 2008,” stated Kevan Casey, CEO of Striker Oil & Gas.

For the complete report of the company’s audited consolidated financial statements for the year ended December 31, 2007, please review the company’s Form 10-KSB which was filed with the Securities and Exchange Commission on April 15, 2008, at www.sec.gov.

About Striker Oil & Gas

Striker Oil & Gas, Inc. is primarily engaged in the acquisition, development, exploration and production of crude oil and natural gas.  The company acquires working interests in producing properties with developmental potential and properties that offer relatively low risk exploration potential for both crude oil and natural gas.  Striker Oil & Gas operates onshore along the Gulf Coast of Texas and Louisiana as well as East Texas and Mississippi.  The Company strives to enhance asset value through application of current production technology while keeping costs low.  The company’s goal is to achieve a high return on its investment and grow shareholder value.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to successfully acquire oil and gas properties and drill commercial wells.  These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected.  For additional information about Unicorp’s future business and financial results, refer to Striker Oil & Gas’ Annual Report on Form 10-KSB for the year ended December 31, 2007.  Striker Oil & Gas undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:
Kevan Casey
Phone:  (713) 402-6700, or
Investors@unicorpinc.net